EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Reports Fiscal 2006 Third-Quarter Financial Results

Distribution Segment Sales Increase More Than 8 Percent;
Year-to-Date Long-Term Borrowings Decline by 19 Percent

GRAND RAPIDS, MICHIGAN-February 1, 2006-Spartan Stores, Inc., (Nasdaq: SPTN) today reported financial results for its 16-week fiscal 2006 third quarter ended December 31, 2005.

Consolidated net sales for the 16-week third quarter increased 2.8 percent to $642.3 million from $624.5 million in last year's third quarter. The sales increase was due primarily to higher sales in the company's distribution segment as a result of strong holiday sales and new business.

Third-quarter earnings from continuing operations were $4.8 million, or $0.22 per diluted share, compared with $5.8 million, or $0.28 per diluted share in the same period last year. This year's third quarter included net unusual after-tax benefits of approximately $0.5 million compared with net unusual after-tax benefits of $2.4 million in last year's third quarter.

"We are very pleased with our third-quarter results," stated Craig C. Sturken, Spartan Stores' Chairman, President and Chief Executive Officer. "We continue to gain distribution business through incremental product sales to existing customers and by securing new accounts. Excluding the unusual items, third-quarter profitability improved on a year-over-year basis."

Third-quarter gross margin declined 80 basis points to 18.0 percent compared with 18.8 percent in last year's third quarter. The decline was due primarily to a $2.2 million favorable supply contract settlement recorded in last year's third quarter and a greater percentage of consolidated sales being contributed from the lower margin grocery distribution segment and fuel center sales in the current year.

As a percentage of sales, operating expenses decreased 30 basis points to 16.7 percent compared with 17.0 percent in the corresponding quarter last year due to better cost leverage from higher sales volumes and the change in sales mix. Operating expenses increased 1.4 percent to $107.4 million from $105.9 million in last year's third quarter. Contributing to the dollar increase in selling, general and administrative (SG&A) expenses were higher sales volumes in the distribution segment and approximately $0.8 million due to a provision for asset impairments and exit costs.  Also contributing to the increase were higher utility costs and bank card fees of approximately $1.2 million, additional legal and professional fees associated with the completion of the strategic assessment process and a contract dispute resolution of approximately $0.5 million. These operating expense increases were partially offset by the divestiture and closing of retail stores, continued retail labor efficiency improvements and a favorable adjustment related to the conclusion of a state tax audit. In addition, as previously disclosed, last year's third quarter included approximately $1.0 million in favorable unusual items related to improved credit collection trends and a supply contract settlement.

Other expenses improved during the current year by approximately $1.3 million as a result of a gain on the sale of real estate and lower interest expense due to reduced debt levels. In addition, the prior year included a charge of $0.6 million related to debt refinancing and a $1.0 million gain on the sale of assets.

Reported third-quarter net earnings, including the previously mentioned unusual items, were $3.4 million, or $0.16 per diluted share, compared with $4.5 million, or $0.22 per diluted share, in last year's third-quarter. This year's third quarter included a loss from discontinued operations of $1.4 million, or $0.06 per diluted share, compared with a loss from discontinued operations of $1.3 million, or $0.06 per diluted share, in the same period last year. The third-quarter loss from discontinued operations in both years was primarily attributable to non-cash charges for pension withdrawal liabilities arising from previously closed stores. These charges approximated $1.1 million in the third quarter of each year.

Operating Segments

Distribution Segment

Third-quarter distribution net sales increased 8.2 percent to $375.0 million from $346.5 million in last year's third quarter. The sales increase was due to the addition of new distribution customers, an increase in sales to existing customers and strong holiday sales.

Operating earnings for the segment increased 5.7 percent to $7.2 million compared with $6.9 million in the corresponding period last year. The operating earnings improvement was due primarily to higher sales volumes, better fixed cost leverage and the previously mentioned favorable state tax audit adjustment. Partially offsetting the operating earnings improvement were higher costs associated with residual fees for the strategic alternative initiative, higher utility costs and an increase in employee benefit costs. During the third quarter, the Company also wrote off approximately $0.3 million representing the book value of its current banana ripening equipment. The Company is in the process of upgrading this equipment to the latest technology, as well as, expanding its produce storage facility in anticipation of higher incremental produce sales volumes from new customers and expanded contracts with existing customers.

Retail Segment

Third-quarter retail net sales declined to $267.3 million from $278.0 million in the corresponding period last year. The decline was due primarily to the previously disclosed sale of a retail joint venture ($5.6 million) and the closing of two underperforming Pharm stores ($4.2 million). The sales decline was partially offset by higher incremental sales from the Company's fuel centers and from stores not subject to new retail competition. Comparable store sales at the Company's supermarkets declined 1.3 percent during the third quarter, while Pharm stores comparable store sales increased 0.4 percent. Total retail comparable store sales declined 1.0 percent in the third quarter, including fuel center sales, which contributed a positive 1.4 percent. Retail operating earnings were $1.1 million compared with $4.6 million in the same period last year. The decline in retail operating earnings was due primarily to the previously mentioned unusual items related to the favorable supply contract settlement and the improved credit collection trends in fiscal 2005, as well as the current year exit costs reserve adjustment and legal costs.

Balance Sheet

Inventories at December 31, 2005 increased to $104.0 million compared with $96.0 million at January 1, 2005. The inventory increase is due primarily to additional private label and specialty product offerings, the timing of certain winter promotional programs and incremental pharmacy and fuel inventories.

The Company continued to pay down outstanding borrowings during the third quarter. Year-to-date cash flow from operations of $33.2 million and proceeds from the sale of real estate during the third quarter were used to reduce the balance of outstanding borrowings to $76.5 million as of December 31, 2005. Long-term debt has declined 19.3 percent since March 26, 2005.

Outlook

"We are very pleased with our year-to-date fiscal 2006 performance, particularly given the intensely competitive industry environment in which we find ourselves. During the third quarter, we were pleased to announce a change in our dividend policy and expect to begin paying a quarterly cash dividend during the fourth quarter," said Mr. Sturken. "The change in our dividend policy demonstrates our continued financial strength and confidence in our long-term business plans.

"In addition, we also announced the planned acquisition of D&W Food Centers and believe that this business transaction presents attractive growth opportunities that will contribute to our continuing success and further strengthen our long-term future. We are very enthused about this transaction and are moving forward with our due diligence process. We remain on track to complete the transaction late in our fourth quarter or early in our fiscal 2007 first quarter."

Mr. Sturken continued, "The upcoming fourth quarter is our lowest seasonal sales volume quarter and our retail segment will remain under pressure because of competitive supercenter openings not yet cycled, warmer than normal weather in the northern Michigan winter resort areas and higher heating costs and gasoline prices, which may adversely affect consumer spending. Fourth-quarter year-over-year comparisons will also be challenged by the loss of the Easter holiday sales in the quarter. We expect favorable distribution sales trends to continue due to the addition of new customers over the past year and the increase in sales volumes to existing customers. However, the favorable sales trend will be partially mitigated by the same factors affecting our retail operations.

"We expect fourth-quarter gross margin rates to be lower than the same quarter last year due to an increasing mix of lower margin distribution business and fuel sales, and a reduced number of new product launches in our distribution segment. The lower gross margin rate, however, will be partially offset by slightly lower year-over-year operating expenses as a percentage of sales.

"As a result of these factors, we expect earnings for the upcoming fourth quarter to be somewhat lower than the levels achieved in the corresponding quarter last year excluding the prior year's unusual items," concluded Mr. Sturken.

Conference Call

A telephone conference call to discuss the Company's third-quarter financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, February 2, 2006. A live webcast of this conference call will be available on the Company's website, www.spartanstores.com. Simply click on "For Investors" and follow the links to the live webcast. The webcast will remain available for replay on the Company's website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's tenth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to over 350 independent grocery stores in Michigan. Spartan Stores also owns and operates 54 retail supermarkets and 19 deep-discount food and drug stores in Michigan and Ohio, including Family Fare Supermarkets, Glen's Markets and The Pharm.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as "outlook", "momentum", or "opportunities"; that an event or trend "will" occur or "continue" or that Spartan Stores or its management "anticipates", "believes", "expects" or "plans" a particular event or result. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to successfully realize expected benefits of new relationships, realize growth opportunities, expand our customer base, anticipate and successfully respond to openings of competitors' stores, absorb increases in energy costs, respond to changes in consumer demand, achieve expected sales and earnings, and implement plans and strategies, is not certain and depends on many factors, not all of which are in our control. The Company's ability to complete the proposed D&W acquisition depends on satisfaction of a variety of contractual conditions, not all of which are entirely within the control of the Company or D&W. Realization of increased sales and earnings as a result of that transaction depends on the Company's ability to successfully complete the transaction, integrate the acquired assets, and implement its plans and business practices. The Company's adoption of a dividend policy does not commit the board of directors to declare future dividends. Each future dividend will be considered and declared by the board of directors in its discretion. The ability of the board of directors to continue to declare dividends will depend on a number of factors, including the Company's future financial condition and profitability and compliance with the terms of its credit facilities.

Additional information about the factors that may adversely affect these forward-looking statements is contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share data)
(Unaudited)

	Third Quarter Ended		Year-to-Date
	(16 weeks)	(16 weeks)	(40 weeks)	(40 weeks)
	December 31, 2005	January 1, 2005	December 31, 2005	January 1, 2005

Net sales	$642,274	$624,517	$1,587,135	$1,585,543
Cost of sales	526,530	507,165	1,292,038	1,287,200
Gross margin	115,744	117,352	295,097	298,343

Operating expenses
Selling, general and administrative	100,653	99,741	252,026	252,676
Provision for asset impairments and exit costs	787	-	1,057	-
Depreciation and amortization	5,939	6,171	15,408	16,104
Total operating expenses	107,379	105,912	268,491	268,780

Operating earnings	8,365	11,440	26,606	29,563

Other income and expenses
Interest expense	2,538	2,897	6,070	7,466
Debt extinguishment	-	561	-	561
Other, net	(1,294)	(939)	(1,349)	(910)
Total other income and expenses	1,244	2,519	4,721	7,117

Earnings before income taxes and discontinued operations	7,121	8,921	21,885	22,446
Income taxes	2,351	3,123	7,232	7,855

Earnings from continuing operations	4,770	5,798	14,653	14,591

Loss from discontinued operations, net of taxes	(1,413)	(1,273)	(1,791)	(1,562)

Net earnings	$3,357	$4,525	$12,862	$13,029

Basic earnings per share:
Earnings from continuing operations	$0.23	$0.28	$0.71	$0.72
Loss from discontinued operations	(0.07)	(0.06)	(0.09)	(0.08)
Net earnings	$0.16	$0.22	$0.62	$0.64

Diluted earnings per share:
Earnings from continuing operations	$0.22	$0.28	$0.69	$0.71
Loss from discontinued operations	(0.06)	(0.06)	(0.09)	(0.08)
Net earnings	$0.16	$0.22	$0.60	$0.63

Weighted average number of shares outstanding:
Basic	20,812	20,498	20,758	20,416
Diluted	21,321	20,795	21,330	20,658

SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	December 31, 2005	March 26, 2005
ASSETS
Current assets
Cash and cash equivalents	$11,782	$14,880
Accounts receivable, net	41,075	43,445
Inventories	104,004	95,988
Other current assets	11,028	13,280
Property and equipment held for sale	4,668	3,855
Total current assets	172,557	171,448

Other assets
Goodwill, net	72,465	72,315
Deferred taxes on income	12,087	18,680
Other, net	13,369	13,135
Total other assets	97,921	104,130
Property and equipment, net	108,394	108,879
Total assets	$378,872	$384,457

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$88,751	$82,391
Accrued payroll and benefits	25,420	30,775
Other accrued expenses	27,340	25,176
Current maturities of long-term debt	1,654	2,848
Total current liabilities	143,165	141,190

Other long-term liabilities	21,650	25,911

Long-term debt	74,867	91,946

Shareholders' equity
Common stock, voting, no par value; 50,000 shares authorized; 20,812 and 20,524 shares outstanding	121,513	118,144
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	-	-
Deferred stock-based compensation	(3,170)	(719)
Accumulated other comprehensive loss	(203)	(203)
Retained earnings	21,050	8,188

Total shareholders' equity	139,190	125,410

Total liabilities and shareholders' equity	$378,872	$384,457

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Year-to-Date
	(40 weeks)	(40 weeks)
	December 31, 2005	January 1, 2005
Net cash provided by operating activities	$33,174	$47,405

Net cash used in investing activities	(14,765)	(15,144)

Net cash used in financing activities	(17,540)	(26,896)

Net cash used in discontinued operations	(3,967)	(4,041)

Net (decrease) increase in cash and cash equivalents	(3,098)	1,324

Cash and cash equivalents at beginning of period	14,880	13,252

Cash and cash equivalents at end of period	$11,782	$14,576

SPARTAN STORES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(Unaudited)

	Third Quarter Ended		Year-to-Date
	(16 weeks)	(16 weeks)	(40 weeks)	(40 weeks)
	December 31, 2005	January 1, 2005	December 31, 2005	January 1, 2005
Retail Segment:

Net Sales	$267,251	$277,985	$691,725	$723,685
Operating Earnings	$1,116	$4,583	$10,181	$11,523

Grocery Distribution Segment:

Net Sales	$375,023	$346,532	$895,410	$861,858
Operating Earnings	$7,249	$6,857	$16,425	$18,040